Exhibit 99.1

Signet Jewelers Reports Third Quarter Fiscal 2019 Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--December 6, 2018--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended November 3, 2018 (“third quarter Fiscal 2019”).

Summary:

  Same store sales ("SSS") up 1.6% versus prior-year quarter1
  GAAP diluted earnings per share ("EPS") of $(0.74)
  Non-GAAP diluted EPS of $(1.06)2
  Raising Fiscal 2019 SSS guidance to flat - up 1%, and total sales of $6.26 billion-$6.31 billion
  Narrowing Fiscal 2019 GAAP EPS guidance to $(7.40)-$(7.07) and non-GAAP EPS guidance to $4.15-$4.40

	Fiscal Q3'19[1]	Fiscal Q3'18[3]	YTD Fiscal 2019[1]	YTD Fiscal 2018[3]
Revenue ($ in millions)	$1,191.7	$1,156.9	$4,092.4	$3,959.9
Same store sales % change[1,4]	1.6%	(5.0)%	1.0%	(5.4)%
GAAP
Operating income (loss) as % of sales	(4.1)%	0.5%	(16.6)%	6.5%
GAAP Diluted EPS	$(0.74)	$(0.20)	$(10.31)	$2.24
Non-GAAP(2)
Operating income (loss) as % of sales	(3.3)%	0.5%	0.8%	6.5%
Non-GAAP Diluted EPS	$(1.06)	$(0.20)	$(0.35)	$2.24
(1)	Fiscal Q3'19 and year to date Fiscal 2019 same store sales % change calculated by aligning weeks in the quarter to same weeks in prior year.
(2)	See non-GAAP reconciliation page.
(3)	Fiscal Q3'18 and year to date Fiscal 2018 numbers are as reported with Q3'18 same store sales % change based on Fiscal 2018 calendar.
(4)	Same store sales include physical store sales and eCommerce sales, which each incorporate the year over year growth of James Allen.

Virginia C. Drosos, Chief Executive Officer, commented, “In the third quarter, we delivered positive same store sales growth, with a return to positive same store sales in our Kay banner, further momentum at Piercing Pagoda and Zales, and double-digit increases in eCommerce sales."

"As we enter the holiday season, amid a highly competitive market and with key selling weeks ahead, we are keenly focused on delivering on our holiday plans and implementing the beginning stages of our transformation initiatives in our stores and on our websites. While still early, we believe the initiatives underway will serve as a foundation for our future efforts as we move along our transformation journey."

	Change from previous year
Third Quarter Fiscal 2019	Same store sales (1)	Non-same store sales, net	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	0.7%	2.7%	3.4%	na	3.4%	$451.2
Zales	2.8%	0.4%	3.2%	na	3.2%	$222.7
Jared	—%	1.1%	1.1%	na	1.1%	$220.5
Piercing Pagoda	16.2%	(5.4)%	10.8%	na	10.8%	$61.4
James Allen(2)	13.6%					$52.5
Peoples	0.3%	(2.0)%	(1.7)%	(4.2)%	(5.9)%	$39.8
Regional banners (3)	(13.7)%	(33.7)%	(47.4)%	(0.2)%	(47.6)%	$16.2
North America segment	2.1%	2.2%	4.3%	(0.2)%	4.1%	$1,064.3
H.Samuel	(3.5)%	(1.9)%	(5.4)%	(1.3)%	(6.7)%	$57.4
Ernest Jones	(2.8)%	(0.2)%	(3.0)%	(1.3)%	(4.3)%	$63.9
International segment	(3.1)%	(1.1)%	(4.2)%	(1.3)%	(5.5)%	$121.3
Other(4)						$6.1
Signet	1.6%	1.7%	3.3%	(0.3)%	3.0%	$1,191.7

(1)	The 53rd week in Fiscal 2018 has resulted in a shift in Fiscal 2019, as the fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2019 are being calculated by aligning the weeks of the quarter to the same weeks in the prior year. Total reported sales continue to be calculated based on the reported fiscal periods.
(2)	Same store sales presented for James Allen to provide comparative performance measure.
(3)	Regional banners represents results for regional stores presented in the prior year as part of the former Sterling Jewelers and Zale Jewelry segments (including Gordon’s and Mappins).
(4)	Includes sales from Signet’s diamond sourcing initiative.

	Third quarter Fiscal 2019		Third quarter Fiscal 2018
GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$(19.5)	(1.8)%	$53.8	5.3%
International segment	(4.4)	(3.6)%	(1.7)	(1.3)%
Other	(24.9)	nm	(46.6)	nm
Total GAAP operating income / (loss)	$(48.8)	(4.1)%	$5.5	0.5%

	Third quarter Fiscal 2019		Third quarter Fiscal 2018
Non-GAAP Operating income/(loss) in millions	$	% of sales	$	% of sales
North America segment	$(19.5)	(1.8)%	$53.8	5.3%
International segment	(4.4)	(3.6)%	(1.7)	(1.3)%
Other	(15.0)	nm	(46.6)	nm
Total Non-GAAP operating income / (loss)	$(38.9)	(3.3)%	$5.5	0.5%

Third Quarter 2019 Financial Highlights

Signet's total sales were $1.19 billion, up 3.0%, in the 13 weeks ended November 3, 2018 on a reported basis and up 3.3% from the prior year quarter on a constant currency basis. Total same store sales performance was 1.6% versus the prior year quarter, inclusive of a 75 bps unfavorable impact due to planned shifts in timing of promotions at Zales and Peoples. Same store sales also reflected a 50 bps unfavorable impact related to a timing shift of service plan revenue recognized as a result of the historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period. Incremental clearance sales to make room for new product as we refocus our assortment had a positive impact on same store sales of 165 bps. Transition issues related to the October 2017 credit outsourcing had an immaterial impact on same store sales in the third quarter.

The increase in total sales of $34.8 million from the prior year quarter was positively impacted by 1) same store sales growth; 2) new revenue recognition accounting standards; and 3) the addition of James Allen (acquired in September 2017). These factors were partially offset by net store closures, the negative impact of a calendar shift due to the 53rd week in Fiscal 2018 and unfavorable foreign exchange translation.

eCommerce sales in the third quarter including James Allen were $125.0 million, up 54.9% on a reported basis. James Allen sales were $52.5 million in the quarter, up 13.6% compared to the prior year quarter, and had a positive 50 bps impact on total company same store sales. eCommerce sales increased across all segments and accounted for 10.5% of third quarter sales, up from 7.0% of total sales in the prior year third quarter.

By operating segment:

North America

  Same store sales increased 2.1%, including the impact of initiatives across banners to increase newness and refocus the product assortment and James Allen sales growth which contributed 55 bps. Average transaction value ("ATV") increased 4.5% while the number of transactions declined 1.1%. Incremental clearance sales positively impacted same store sales by approximately 190 bps, and a planned shift in timing of promotions at Zales and Peoples unfavorably impacted same store sales by 85 bps. Same store sales also reflected a 55 bps unfavorable impact related to the shift of service plan revenue recognized as discussed above.
  Same store sales increased at Piercing Pagoda by 16.2%, Zales by 2.8% and Kay by 0.7%. Zales results were unfavorably impacted by 360 bps due to a planned shift in the timing of promotions. Jared same store sales were flat.
  Fashion, bridal and watch sales increased in the quarter on a same store sales basis, benefiting from a greater percentage of newness in the core product assortment and higher clearance sales. This increase was partially offset by declines in the Other product category driven by a strategic reduction of owned brand beads, as well as declines in other branded beads. Bridal performance was driven by strength in solitaires, the Enchanted Disney Fine Jewelry® collection and the Love's Destiny collection, partially offset by declines in the Ever Us® collection and the Tolkowsky collection. Fashion performance was primarily driven by gold, particularly chains and bracelets, and diamond earrings and pendants.

International

  International same store sales decreased 3.1%, with ATV flat with the prior year and the number of transactions decreasing 2.7%.
  The same store sales decline was impacted by unfavorable traffic trends and a difficult consumer environment. Higher sales in prestige watches were offset by lower sales in diamond jewelry and fashion watches.

Gross margin was $371.2 million, or 31.1% of sales, up 330 basis points. Factors impacting gross margin rate include 1) a positive 350 bps impact related to no longer recognizing bad debt expense and late charge income; 2) a negative 40 bps impact related to the discontinuation of credit insurance; 3) a negative 30 bps impact related to James Allen, which carries a lower gross margin rate; 4) a negative 30 bps impact related to a timing shift of revenue recognized on service plans; and 5) a positive 20 bps impact related to adopting new revenue recognition accounting standards, including higher revenue share payments associated with the prime credit outsourcing arrangement. The residual factors impacting gross margin include unfavorable mix including higher clearance inventory sales offset by transformation cost savings and lower store occupancy costs due to store closures.

SGA was $410.3 million, or 34.4% of sales, compared to $375.9 million, or 32.5% of sales in the prior year. Prior year SGA included $8.1 million in transaction costs related to the acquisition of R2Net. SGA increased primarily due to 1) a $26 million increase in credit costs related to the transition to an outsourced credit model; 2) a $16 million increase in advertising expense; and 3) a $5 million increase in incentive compensation expense. Increases in SGA were partially offset by transformation cost savings, net of investments.

Other operating income was $0.2 million compared to $72.5 million in the prior year third quarter. The decrease is primarily due to the sale of the prime accounts receivable in the third quarter of Fiscal 2018, which resulted in less interest income earned from a reduced receivable portfolio.

In the third quarter, Signet's GAAP operating income/(loss) was $(48.8) million or (4.1)% of sales, compared to $5.5 million, or 0.5% of sales in the prior year third quarter. The operating income margin decline was driven by a $46 million unfavorable impact related to the outsourcing of credit, unfavorable banner mix, higher advertising, the unfavorable impact of the timing shift on revenue recognized on service plans, higher incentive compensation expense and $9.5 million in restructuring charges due to store closure costs, severance and professional fees related to the Path to Brilliance transformation plan. These declines were partially offset by transformation cost savings.

Non-GAAP operating loss was $(38.9) million, or (3.3)% of sales, compared to $5.5 million, or 0.5% of sales in prior year third quarter. Non-GAAP operating loss excluded $9.5 million in restructuring charges related to the Path to Brilliance transformation plan and $0.4 million in transaction costs related to the non-prime credit outsourcing.

Income tax benefit was $29.2 million compared to income tax benefit of $7.2 million in the prior year third quarter. The current quarter GAAP effective tax rate was driven primarily by pre-tax earnings mix by jurisdiction in the quarter. On a non-GAAP basis, income tax benefit was $2.8 million for an effective tax rate of 5.7%, driven by pre-tax earnings mix by jurisdiction.

GAAP diluted earnings per share ("EPS") of $(0.74) includes an income tax benefit recognized in connection with the charges associated with the Path to Brilliance transformation plan and transaction costs related to the sale of non-prime receivables. Using a normalized effective tax rate, our non-GAAP loss per share was ($1.06).

GAAP and non-GAAP EPS in the quarter is based on net loss available to common shareholders as the preferred shares are anti-dilutive and excluded from the ending share count due to the level of third quarter net loss.

Balance Sheet and Statement of Cash Flows

Net cash provided by operating activities was $313.5 million year to date and free cash flow was $220.1 million, including $445.5 million in proceeds from the sale of the non-prime receivables. Excluding these proceeds, adjusted year to date free cash flow was $(225.4) million. Cash and cash equivalents were $130.7 million, compared to $113.4 million at the prior year quarter-end.

Net accounts receivable, including accounts receivable held for sale, were $14.1 million as of November 3, 2018, compared to $640.1 million at the prior year quarter-end. The decrease in receivables was primarily driven by the sale of the non-prime portfolios.

Net inventories were $2.65 billion, up 7.3% compared to $2.47 billion at the prior year quarter-end. Our inventory balance reflects our strategy to exit low-priced owned branded beads and increase investments in bridal and certain fashion collections. The increase in inventory was primarily due to investments in bridal merchandise, particularly at Kay, as well as new on-trend designs in fashion. The bridal investments include an increase in larger carat weight and premium diamonds and fancy shapes as well as core assortment including branded collections.

Short-term debt was $322.6 million, an increase of $30.8 million, compared to $291.8 million in the prior year quarter end. Current year quarter short-term debt includes $282 million of revolver borrowings. Prior year short-term debt included $256 million in borrowings on the revolver. Long-term debt was $660.4 million, down $36.4 million, compared to $696.8 million in the prior year quarter end.

Fiscal year to date, Signet has repurchased 8.8 million shares at an average cost per share of $55.06 or $485 million. As of November 3, 2018, there was $165.6 million remaining under Signet’s share repurchase authorization.

Signet Path to Brilliance Expected Savings and Restructuring Costs

In March of 2018, the Company announced a three-year Signet Path to Brilliance transformation plan to reposition the Company to be a share gaining, OmniChannel jewelry category leader. The Company continues to expect its transformation plan to deliver $200 million - $225 million of net cost savings over the next three fiscal years. The Company's estimates for pre-tax charges over the next three fiscal years is a range of $170 million - $190 million, of which $80 million - $95 million are expected to be cash charges.

In Fiscal 2019, the Company expects net costs savings of $85 million - $100 million, with further incremental net cost savings of $115 million - $125 million by the end of the three-year program. Approximately two thirds of the Fiscal 2019 cost savings have been achieved year to date. In Fiscal 2019, the Company's preliminary estimates for pre-tax charges related to cost reduction activities and inventory charges ranges from $129 million - $134 million, of which $40 million - $45 million are expected to be cash charges.

Fiscal 2019 Financial Guidance

Fiscal 2019	Current Guidance	Prior Guidance
Same store sales (excludes impact of revenue recognition accounting standard change)	flat - up 1.0%	down 1.5% - flat
Total sales	$6.26 billion - $6.31 billion	$6.2 billion - $6.3 billion
GAAP diluted EPS	$(7.40) - $(7.07)	$(7.47) - $(7.09)
Non-GAAP diluted EPS	$4.15 - $4.40	$4.05 - $4.40

Weighted average common shares - basic	55 million	55 million
Weighted average common shares - diluted	62 million	62 million
Capital expenditures	$165 million - $185 million	$165 million - $185 million
Net selling square footage	Approximately -5%	-4% - -5%

The above current Fiscal 2019 GAAP guidance reflects the following assumptions:

  Same store sales guidance now includes an unfavorable impact of 20 bps related to a timing shift of service plan revenue recognized as a result of historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period
  Impact of previously closed stores, which had annual sales of $150 million in Fiscal 2018
  Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $111 million for amounts previously reflected as an offset to operating expenses. Prior year will not be adjusted for comparative purposes
  The Company plans to close more than 200 stores in Fiscal 2019 and open approximately 30 stores for a net selling square footage decline of approximately 5%
  Transformation program net savings goal of $85 million - $100 million. Approximately two-thirds of the savings goal was achieved year-to-date
  Operating profit impact of negative $134 million - $138 million due to the outsourcing of prime and non-prime accounts receivable
  One-time pre-tax charges of $129 million - $134 million related to the transformation plan
  Pre-tax charge associated with the credit transaction of $167 million
  Capital expenditures driven largely by Kay off-mall stores, store remodeling and IT initiatives
  Expected GAAP tax benefit in the range of $103 million - $109 million including the impact of impairment charges, the loss associated with the sale of the non-prime receivables, inclusive of the servicing fee and related transaction costs, and restructuring charges
  Interest expense of approximately $40 million
  Share repurchases of $485 million completed in the first half of Fiscal 2019
  For purposes of calculating both GAAP and non-GAAP EPS, the Company expects to apply a share count that excludes the preferred shares for the full year and a share count including the preferred shares for the fourth quarter

Non-GAAP EPS guidance of $4.15 - $4.40 excludes restructuring charges associated with the transformation plan, the loss associated with the sale of the non-prime receivables and the goodwill and intangible impairment charge. Non-GAAP EPS is computed using a normalized tax rate of approximately 3% - 4%. The revaluation of deferred tax assets associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Fourth Quarter Fiscal 2019 Financial Guidance:

Fourth Quarter Fiscal 2019
Same store sales (excludes impact of revenue recognition accounting standard change)	down 1.5% - up 1.0%
Total sales	$2.17 billion - $2.22 billion
GAAP diluted EPS	$3.02 - $3.33
Non-GAAP diluted EPS	$4.35 - $4.59

Weighted average common shares - diluted	58.9 million

The above fourth quarter Fiscal 2019 GAAP guidance reflects the following assumptions:

  Same store sales guidance now includes an unfavorable impact of 30 bps related to a timing shift of service plan revenue recognized as a result of historical claims experience shifting away from the earlier years of the service plans to later years of the coverage period
  Impact of previously closed stores, which had annual sales of $52 million in the fourth quarter of Fiscal 2018
  Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $36 million for amounts previously reflected as an offset to operating expenses. Prior year will not be adjusted for comparative purposes
  Lack of a 53rd week in the current year fourth quarter. The 53rd week contributed $84 million in sales in the fourth quarter of Fiscal 2018
  An operating profit impact of approximately a negative $2 million to a positive $2 million as compared to the fourth quarter of Fiscal 2018 related to the credit outsourcing. This impact includes: 1) no finance or late charge income; 2) no bad debt expense; 3) credit outsourcing expenses and 4) higher revenue sharing related to the prime outsourcing arrangement
  Restructuring charges of approximately $30 - $35 million related to Signet Path to Brilliance restructuring program
  GAAP and non-GAAP EPS guidance is calculated using net income before preferred dividend and applying fully diluted share count

Non-GAAP EPS guidance of $4.35 - $4.59 excludes restructuring charges associated with the transformation. Non-GAAP EPS is computed using a normalized tax rate of approximately 3% - 4%. The revaluation of deferred tax assets associated with the United States tax reform may result in discrete adjustments within subsequent quarters which are excluded from the calculation of non-GAAP EPS in Fiscal 2019.

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com. The call details are:

Toll Free Dial-in: 833-245-9657

International Dial-in: +1 647-689-4229

Access code: 8682929

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

Holiday Sales Press Release Timing:

Signet Jewelers intends to announce its holiday sales results via a press release before market open on Thursday, January 17, 2019. In light of the 53rd week in Fiscal 2018, this holiday release will be distributed one week later versus prior year. As previously announced, the company will not be hosting a holiday sales results conference call.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates nearly 3,500 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including, but not limited to, our ability to implement Signet's transformation initiative, the effect of US federal tax reform and adjustments relating to such impact on the completion of our quarterly and year-end financial statements, changes in interpretation or assumptions, and/or updated regulatory guidance regarding the US federal tax reform, the benefits and outsourcing of the credit portfolio sale including technology disruptions, future financial results and operating results, the impact of weather-related incidents on Signet’s business, the benefits and integration of R2Net, general economic conditions, potential regulatory changes or other developments following the United Kingdom’s announced intention to negotiate a formal exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its banners, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, an adverse decision in legal or regulatory proceedings, deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences, including tax consequences related thereto, especially in view of the Company’s recent market valuation and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2018 Annual Report on Form 10-K filed with the SEC on April 2, 2018 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

GAAP to Non-GAAP Reconciliations

The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance. For these reasons, internal management reporting also includes non-GAAP measures. Items may be excluded from GAAP financial measures when the company believes this provides greater clarity to management and investors.

These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for the GAAP financial measures presented in this earnings release and the Company’s financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

In discussing financial results, the Company refers to free cash flow which is not in accordance with GAAP and is defined as the net cash provided by operating activities less purchases of property, plant and equipment. Management considers adjusted free cash flow, defined as free cash flow excluding proceeds from the sale of the non-prime receivables, as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary expenditure.

			39 weeks ended
(in millions)			November 3, 2018	October 28, 2017
Net cash provided by operating activities			$313.5	$1,482.3
Purchase of property, plant and equipment			(93.4)	(166.1)
Free cash flow			$220.1	$1,316.2

			39 weeks ended
(in millions)			November 3, 2018	October 28, 2017
Free cash flow			$220.1	$1,316.2
Proceeds from sale of prime receivables			—	(960.2)
Proceeds from sale of non-prime receivables			(445.5)	—
Adjusted free cash flow			$(225.4)	$356.0

	13 weeks ended		39 weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Gross margin	$371.2	$321.1	$1,283.0	$1,270.2
Restructuring charges - cost of sales	—	—	63.2	—
Non-GAAP gross margin	$371.2	$321.1	$1,346.2	$1,270.2

	13 weeks ended		39 weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Total GAAP operating income/ (loss)	$(48.8)	$5.5	$(681.1)	$256.4
Charges related to transformation plan	9.5	—	98.8	—
Loss related to goodwill and intangible impairment	—	—	448.7	—
Loss related to sale of non-prime receivables	0.4	—	167.4	—
Total non-GAAP operating income / (loss)	$(38.9)	$5.5	$33.8	$256.4

	13 weeks ended		39 weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
North America segment GAAP operating income / (loss)	$(19.5)	$53.8	$(561.0)	$350.2
Charges related to transformation plan	—	—	53.7	—
Loss related to goodwill and intangible impairment	—	—	448.7	—
Loss related to sale of non-prime receivables	—	—	160.4	—
North America segment non-GAAP operating income / (loss)	$(19.5)	$53.8	$101.8	$350.2

	13 weeks ended		39 weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
International segment GAAP operating income / (loss)	$(4.4)	$(1.7)	$(18.1)	$(1.9)
Charges related to transformation plan	—	—	3.8	—
International segment non-GAAP operating income / (loss)	$(4.4)	$(1.7)	$(14.3)	$(1.9)

	13 weeks ended		39 weeks ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Other segment GAAP operating income / (loss)	$(24.9)	$(46.6)	$(102.0)	$(91.9)
Charges related to transformation plan	9.5	—	41.3	—
Loss related to sale of non-prime receivables	0.4	—	7.0	—
Other segment non-GAAP operating income / (loss)	$(15.0)	$(46.6)	$(53.7)	$(91.9)

	13 weeks ended
	November 3, 2018	October 28, 2017
GAAP effective tax rate	49.4%	64.9%
Charges related to transformation plan	(4.0)%	—
Loss related to sale of non-prime receivables	(0.2)%	—
GAAP quarterly impact of annual tax benefit[1]	(39.5)%	—
Non-GAAP effective tax rate	5.7%	64.9%

	13 weeks ended
	November 3, 2018	October 28, 2017
GAAP Diluted EPS	$(0.74)	$(0.20)
Charges related to transformation plan[1]	0.14	—
Loss related to sale of non-prime receivables[1]	0.01	—
GAAP quarterly impact of annual tax benefit[1]	(0.47)	—
Non-GAAP Diluted EPS	$(1.06)	$(0.20)

			Fiscal Q4'19 Guidance Low End	Fiscal Q4'19 Guidance High End
Q4 GAAP Diluted EPS			$3.02	$3.33
Charges related to transformation plan[1]			0.48	0.41
GAAP quarterly impact of annual tax benefit[1]			0.85	0.85
Q4 Non-GAAP Diluted EPS			$4.35	$4.59

			Fiscal 2019 Guidance Low End	Fiscal 2019 Guidance High End
2019 GAAP Diluted EPS			$(7.40)	$(7.07)
Charges related to transformation plan[1]			1.90	1.83
Loss related to goodwill and intangible impairment[1]			7.59	7.56
Loss related to sale of non-prime receivables[1]			2.06	2.08
2019 Non-GAAP Diluted EPS			$4.15	$4.40

1Reconciliation of GAAP and non-GAAP charges and losses includes related tax impact.

Additional Information Regarding Credit Outsourcing

From a financial perspective, Signet received nearly $1.4 billion due to the combined sale of its prime and non-prime receivables portfolios. While the outsourcing of our credit portfolio lowers our operating profit, it also lowers share count and interest expense as proceeds from the sale transactions have been used to pay down debt and repurchase shares. Additionally, the transactions result in lower working capital requirements going forward as Signet has no need for funding accounts receivable for future sales to its prime customers and will only hold non-prime receivables temporarily for two business days.

From an earnings perspective, after the prime and non-prime portfolio of receivables were reclassified to held for sale and subsequently sold, Signet no longer earns finance or late charge income on those accounts and no longer incurs bad debt expense. Signet will continue to pay some minimal fees directly to Genesis for new account originations, while all other servicing costs are included in the discount on forward receivables sold to investment funds managed by CarVal and Castlelake. The discount on forward receivables will be partially offset by the elimination of the costs related to our former in-house credit operations.

In Fiscal 2018 there was a reduction in operating income of $21 million in the fourth quarter solely reflecting the impact of the initial credit outsourcing of prime receivables to ADS and servicing of non-prime receivables to Genesis. Our Fiscal 2019 non-GAAP guidance embeds an approximately $152 - $156 million incremental year-over-year reduction in operating income reflecting a combination of (1) an additional 8 months of impacts of the prime outsourcing; (2) 2 months of servicing costs on the non-prime portfolio receivables; and (3) 7 months of the impacts from the future discount rate associated with new credit sales that investment funds managed by CarVal Investors and Castlelake will purchase. For Fiscal 2020, we expect a zero - $5 million positive year-over-year impact on operating income. The 2020 estimate is based on a contractual step up in revenue share profit percentage associated with the prime outsourcing and an assumed discount rate for the CarVal and Castlelake arrangement, and could change if the discount rate were to reset higher or lower under certain review provisions in the agreement.

(in millions)	Fiscal 2018	Fiscal 2019E		Fiscal 2020E
Operating profit impact	$18	$(134	)-$(138)	$(129	)-$(138)
Operating profit impact year-over-year change	$(21)	$(152	)-$(156)	$0-$5

Proceeds from sale of prime and non-prime receivables	$952	$445.5		—
Note: Proceeds are shown pre-transaction costs. Estimated operating profit impact is based on anticipated levels of credit sales and accounts receivable.

(in millions)	Fiscal Q1'19	Fiscal Q2'19	Fiscal Q3'19	Fiscal Q4'19
Operating profit impact year over year change	$(69)	$(39)	$(46)	$2-$(2)
Note: Q4 estimated operating profit impact is based on anticipated levels of credit sales and accounts receivable.

Condensed Consolidated Income Statements (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Sales	$1,191.7	$1,156.9	$4,092.4	$3,959.9
Cost of sales	(820.5)	(835.8)	(2,746.2)	(2,689.7)
Restructuring charges - cost of sales	—	—	(63.2)	—
Gross margin	371.2	321.1	1,283.0	1,270.2
Selling, general and administrative expenses	(410.3)	(375.9)	(1,337.9)	(1,237.7)
Credit transaction, net	(0.4)	(12.2)	(167.4)	2.6
Restructuring charges	(9.5)	—	(35.6)	—
Goodwill and intangible impairments	—	—	(448.7)	—
Other operating income, net	0.2	72.5	25.5	221.3
Operating income (loss)	(48.8)	5.5	(681.1)	256.4
Interest expense, net	(10.6)	(16.6)	(28.9)	(42.7)
Other non-operating income	0.3	—	1.4	—
Income (loss) before income taxes	(59.1)	(11.1)	(708.6)	213.7
Income taxes	29.2	7.2	159.1	(45.7)
Net income (loss)	$(29.9)	$(3.9)	$(549.5)	$168.0
Dividends on redeemable convertible preferred shares	(8.2)	(8.2)	(24.6)	(24.6)
Net income (loss) attributable to common shareholders	$(38.1)	$(12.1)	$(574.1)	$143.4

Earnings (loss) per common share:
Basic	$(0.74)	$(0.20)	$(10.31)	$2.24
Diluted	$(0.74)	$(0.20)	$(10.31)	$2.24
Weighted average common shares outstanding:
Basic	51.5	60.1	55.7	64.0
Diluted	51.5	60.1	55.7	64.1

Dividends declared per common share	$0.37	$0.31	$1.11	$0.93

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	November 3, 2018	February 3, 2018	October 28, 2017
Assets
Current assets:
Cash and cash equivalents	$130.7	$225.1	$113.4
Accounts receivable, held for sale	4.8	—	—
Accounts receivable, net	9.3	692.5	640.1
Other receivables	58.3	87.2	80.3
Other current assets	159.9	158.2	145.0
Income taxes	—	2.6	17.3
Inventories	2,647.1	2,280.5	2,466.1
Total current assets	3,010.1	3,446.1	3,462.2
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,283.4, $1,197.6 and $1,162.7, respectively	810.4	877.9	855.1
Goodwill	509.0	821.7	867.1
Intangible assets, net	340.2	481.5	410.4
Other assets	168.6	171.2	169.1
Deferred tax assets	36.2	1.4	1.3
Retirement benefit asset	33.0	39.8	35.5
Total assets	$4,907.5	$5,839.6	$5,800.7
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$322.6	$44.0	$291.8
Accounts payable	339.6	237.0	324.9
Accrued expenses and other current liabilities	431.3	448.0	430.5
Deferred revenue	253.1	288.6	270.3
Income taxes	19.1	19.6	—
Total current liabilities	1,365.7	1,037.2	1,317.5
Non-current liabilities:
Long-term debt	660.4	688.2	696.8
Other liabilities	233.2	239.6	244.4
Deferred revenue	671.7	668.9	646.1
Deferred tax liabilities	12.7	92.3	143.8
Total liabilities	2,943.7	2,726.2	3,048.6
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (February 3, 2018 and October 28, 2017: 0.625 shares outstanding)	614.8	613.6	613.1
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 51.9 shares outstanding (February 3, 2018: 60.5 outstanding; October 28, 2017: 60.4 outstanding)	15.7	15.7	15.7
Additional paid-in capital	294.2	290.2	285.6
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 35.3 shares (February 3, 2018: 26.7 shares; October 28, 2017: 26.8 shares)	(2,418.0)	(1,942.1)	(1,945.2)
Retained earnings	3,763.5	4,396.2	4,074.9
Accumulated other comprehensive loss	(306.8)	(260.6)	(292.4)
Total shareholders’ equity	1,349.0	2,499.8	2,139.0
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$4,907.5	$5,839.6	$5,800.7

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	November 3, 2018	October 28, 2017
Cash flows from operating activities
Net income (loss)	$(549.5)	$168.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	138.4	147.1
Amortization of unfavorable leases and contracts	(5.9)	(10.8)
Pension benefit	(0.7)	(3.6)
Share-based compensation	15.5	11.0
Deferred taxation	(113.2)	41.7
Credit transaction, net	160.4	(30.9)
Goodwill and intangible impairments	448.7	—
Restructuring charges	80.2	—
Amortization of debt discount and issuance costs	1.5	3.2
Other non-cash movements	(4.1)	1.5
Changes in operating assets and liabilities:
Decrease in accounts receivable held for investment	37.6	286.1
Decrease in accounts receivable held for sale	17.5	—
Proceeds from sale of in-house finance receivables	445.5	960.2
Decrease in other assets and other receivables	31.9	17.1
(Increase) decrease in inventories	(456.6)	4.6
Increase in accounts payable	106.5	39.7
Decrease in accrued expenses and other liabilities	(7.3)	(5.4)
Decrease in deferred revenue	(31.8)	(29.5)
Increase (decrease) in income taxes payable	2.0	(115.3)
Pension plan contributions	(3.1)	(2.4)
Net cash provided by operating activities	313.5	1,482.3
Investing activities
Purchase of property, plant and equipment	(93.4)	(166.1)
Proceeds from sale of assets	5.5	—
Purchase of available-for-sale securities	(0.6)	(1.7)
Proceeds from sale of available-for-sale securities	9.0	0.9
Acquisition of R2Net Inc., net of cash acquired	—	(332.4)
Net cash used in investing activities	(79.5)	(499.3)
Financing activities
Dividends paid on common shares	(59.8)	(57.7)
Dividends paid on redeemable convertible preferred shares	(23.4)	(26.9)
Repurchase of common shares	(485.0)	(460.0)
Proceeds from term loans	—	350.0
Repayments of term loans	(22.3)	(365.7)
Proceeds from securitization facility	—	1,745.9
Repayments of securitization facility	—	(2,345.9)
Proceeds from revolving credit facility	698.0	605.0
Repayments of revolving credit facility	(416.0)	(405.0)
Repayments of bank overdrafts	(10.1)	(5.9)
Other financing activities	(2.1)	(4.5)
Net cash used in financing activities	(320.7)	(970.7)
Cash and cash equivalents at beginning of period	225.1	98.7
(Decrease) increase in cash and cash equivalents	(86.7)	12.3
Effect of exchange rate changes on cash and cash equivalents	(7.7)	2.4
Cash and cash equivalents at end of period	$130.7	$113.4

Real Estate Portfolio:

Signet has a diversified real estate portfolio. On November 3, 2018, Signet had 3,478 stores totaling 4.9 million square feet of selling space. In the third quarter, store count decreased by 15 and square feet of selling space decreased 0.3%. Compared to year end Fiscal 2018, store count decreased by 78 and square feet of selling space decreased 1.9%.

Store count by banner	February 3, 2018	Openings	Closures	November 3, 2018
Kay	1,247	30	(31)	1,246
Zales	704	3	(24)	683
Peoples	129	1	(6)	124
Jared	274	1	(5)	270
Piercing Pagoda	598	—	(16)	582
Regional banners	100	—	(21)	79
North America segment	3,052	35	(103)	2,984
H.Samuel	301	—	(6)	295
Ernest Jones	203	3	(7)	199
International segment	504	3	(13)	494
Signet	3,556	38	(116)	3,478

CONTACT:
Investors:
Randi Abada
SVP Corporate Finance Strategy & Investor Relations
+1-330-668-3489
randi.abada@signetjewelers.com

Media:
David Bouffard
VP Corporate Affairs
+1-330-668-5369
david.bouffard@signetjewelers.com